Exhibit 5.2

Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts’’ and to the use of our reports dated July 31, 2003 with respect to the combined consolidated financial statements of The Circle K Corporation as of December 31, 2002 and 2001 and for the year ended December 31, 2002 and the period from September 15, 2001 to December 31, 2001 and with respect to the consolidated financial statements of The Circle K Corporation for the period from January 1, 2001 to September 14, 2001 and the year ended December 31, 2000 included in the Registration Statement (Form F-10, Form S-4, and Form F-4 No. 333-112863) of Alimentation Couche-Tard Inc., Couche-Tard U.S. L.P. and Couche-Tard Financing Corp. and the related Prospectus for the registration of US$350,000,000 of registered 7½% Senior Subordinated Notes due 2013 to be exchanged for US$350,000,000 of outstanding 7½% Senior Subordinated Notes due 2013.

                                                                           /s/ Ernst & Young LLP

Houston, Texas

March 16, 2004